Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of New Skies Satellites B.V. on Form S-4 of our report dated March 7, 2005 on the consolidated financial statements of New Skies Satellites B.V. and subsidiaries and its predecessor as of December 31, 2003 and 2004 and for the years ended December 31, 2002 and 2003, for the period from January 1, 2004 to November 1, 2004 and for the period from November 2, 2004 to December 31, 2004, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading "Independent Registered Public Accounting Firm" in such Prospectus.

/s/ Deloitte Accountants B.V.

Amsterdam, The Netherlands

March 18, 2005